Exhibit 10.5

ADVANCED MICRO DEVICES, INC.

Outside Director Equity Compensation Policy
Amended and Restated as of October 20, 2011
Amended and Restated as of May 8, 2014
Amended and Restated as of April 26, 2017
Amended and Restated as of November 1, 2017
Amended and Restated as of August 21, 2019

1.General. This Outside Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) in accordance with Section 12 of the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.
2.    Board Authority. Pursuant to Section 12 of the Plan, the Board is responsible for adopting a policy for the grant of Awards under the Plan to Outside Directors (as defined therein), which policy is to include a written, non-discretionary formula and also specify, with respect to any such awards, the conditions on which such awards shall be granted, become exercisable and/or payable, and expire, and such other terms and conditions as the Board determines in its discretion.
3.    Equity Grants to Directors.
(i)    “Off-Cycle” Initial Grant. On the date of an Outside Director’s initial appointment to the Board that occurs other than on the date of an annual meeting of the Company’s stockholders at which Outside Directors are elected, such Outside Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, the number of Restricted Stock Units, or RSUs equal to the quotient of (i) $185,000 divided by (ii) the Average Fair Market Value of a Share as of the date that such Outside Director is elected or appointed to the Board (rounded down to the nearest whole number) (the “Initial RSU Grant”).

AMD Outside Director Equity Compensation Policy
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(ii)    Annual Grant. The Board’s practice is to provide annual equity compensation awards to its members the value of which is competitive with the value of equity compensation awards provided to the members of board of directors of AMD’s peer group companies. Based on analysis of competitive equity compensation grant practices that the Board has reviewed, Outside Directors are currently eligible to receive annual grants having a value equal to $185,000, as follows: Provided that he or she has served as a member of the Board continuously prior to such date (and pro-rated if he or she has served less than twelve months prior to such date, see below for additional details on the pro-rata calculation), each Outside Director, except for the Chairman of the Board, shall be granted, automatically and without necessity of any action by the Board or any committee thereof, the number of RSUs, equal to the quotient of (i) $185,000 divided by (ii) the Average Fair Market Value of a Share on the date of grant (rounded down to the nearest whole number) under the Plan on the date of the annual meeting of the Company’s stockholders where such Outside Director is elected (the “Annual RSU Grant,” together with the Initial RSU Grants, the “RSU Grants”).
Annual RSU Grants to Outside Directors who have not served as a member of the Board continuously for twelve months prior to the month of the Annual RSU Grant are pro-rated based on (i) the number of months of service divided by 12, multiplied by (ii) the Annual RSU Grant. For purposes of the pro-rata calculation, service during any portion of a calendar month shall count as a full month of service. As an example, if the annual meeting of the Company’s stockholders is held in May, then an Outside Director starting on any date in August of the prior year would be considered to have one full month of service counted for August and one month of service for each month through May for a total of ten months of service. Therefore, such Outside Director would receive 83.333% of the Annual RSU Grant.
(iii)    Annual Grant to Chairman of the Board. If an Outside Director serves as the Chairman of the Board, he/she shall be granted, automatically and without necessity of any action by the Board, or any committee thereof, the number of RSUs equal to 1.5 times the Annual RSU Grant.
(iv)    Average Fair Market Value. For purposes of this Policy, “Average Fair Market Value” means the average of the closing stock prices for the Shares for the 30 trading-day period immediately preceding and ending with the date of grant of an Initial RSU Grant or Annual RSU Grant.
(v)    Maximum Amount. The aggregate grant date fair value for financial reporting purposes of equity compensation awards granted during a calendar year to an Outside Director as compensation for his or her services as an Outside Director, taken together with the cash fees paid during the calendar year to the Outside Director as compensation for his or her services as an Outside Director, shall not exceed (a) $500,000 in total value in the case of an Outside Director other than the Chairman of the Board, and (b) $1,000,000 in total value in the case of the Chairman of the Board.
4.    Insufficient Shares. Further, if there are insufficient Shares available under the Plan for each Outside Director who is eligible to receive an RSU Grant (as adjusted) in any year, the number of Shares subject to each RSU Grant in such year shall equal the total

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number of available Shares then remaining under the Plan divided by the number of Outside Directors who are eligible to receive an RSU Grant on such date, as rounded down to avoid fractional Shares.
5.    Vesting. Each RSU Grant shall vest as to 100% and become fully exercisable on the anniversary of the date of grant.
6.    Deferral. Each RSU represents the right to receive one Share upon vesting of such RSU. Receipt of the Shares issuable upon vesting of RSUs may be deferred at the Outside Director’s election; provided, that such deferral election is (i) in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury final regulations and guidance thereunder and (ii) pursuant to such terms and conditions as the Board may determine in its discretion.

7.    Termination of Service as an Outside Director.
(i)    If an Outside Director’s tenure on the Board is terminated for any reason other than Misconduct, then the Outside Director or the Outside Director’s estate, as the case may be, shall have the right for a period of twenty-four (24) months following the date such tenure is terminated to exercise previously granted Options held by such Outside Director to the extent the Outside Director was entitled to exercise such Option on the date the Outside Director’s tenure terminated; provided the actual date of exercise is in no event after the expiration of the original term of the Option. An Outside Director’s “estate” shall mean the Outside Director’s legal representative or any person who acquires the right to exercise an Option by reason of the Outside Director’s death or Disability.
(ii)    If an Outside Director’s tenure on the Board is terminated due to death, Disability, or retirement from service to the Board (other than for Misconduct or due to disagreement with the Board), Awards granted pursuant to this Policy shall become fully vested and/or exercisable automatically and without necessity of any action by the Board or any committee thereof; provided, that such Outside Director shall have served as a member of the Board for at least three years prior to the date of such termination and currently satisfies the Company’s equity ownership guidelines.
8.    Effect of Change of Control. Upon a Change of Control, all Awards held by an Outside Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Outside Director’s Award Documentation.
9.    Effect of Other Plan Provisions. The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.
10.    Treatment of Awards Previously Issued Under the Plan; Continued Grants under Prior Policy. The Company has issued Awards to Outside Directors under prior

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versions of this Policy. Those grants will continue to be governed by the terms of this Policy in effect as of their date of grant.
11.    Incorporation of the Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.
12.    Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth herein and may be further documented in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
13.    Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Outside Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.
14.    Section 409A. Notwithstanding any provision to the contrary in the Policy, if an Outside Director has elected to defer the receipt of Shares issuable upon vesting pursuant to Section 6 hereof and at the time of such Director’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) he or she is deemed by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed issuance of any portion of the Shares subject to an RSU to which he or she is entitled under the terms of such RSU or deferral election agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Outside Director’s Shares shall not be issued prior to the earlier of (a) the expiration of the six-month period measured from the date of his or her separation from service with the Company or (b) the date of his or her death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all Shares deferred pursuant to this Section 14 shall be issued.
15.    Effectiveness. This policy as amended and restated shall become effective as of August 21, 2019.
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